Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus, “Portfolio Holdings Disclosure Policies and Procedures” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated May 5, 2006, in the Registration Statement (Form N-1A) of Buffalo Funds (comprised of Buffalo Micro Cap Fund, Buffalo Mid Cap Fund and Buffalo Science & Technology Fund) filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 13 under the Securities Act of 1933 (Registration No. 333-56018) and Amendment No. 14 under the Investment Company Act of 1940 (Registration No. 811-10303).

/s/ Ernst & Young LLP

Kansas City, Missouri
July 24, 2006